Alan Stewart
10621 Cerotto Lane
Las Vegas
Nevada 89135

Dear Alan,

EMPLOYMENT CONTRACT

Further to recent discussion, Daqing Qingkelong Commerce & Trade Co. (the” Corporation” ), at 44 Jingqi Street, Dongfeng Xincun, Sartu District, Daqing City, PRC, 163311,  a corporation organized under the laws of PRC, is pleased to offer you a 3-year contract of employment, subject to the following:-

i)	A satisfactory medical report after being examined by a medical practitioner
ii)	You are not, at the time of taking up employment, in breach of any contract of employment with any third party or parties;

The following terms and conditions shall apply:-

1.       APPOINTMENT

1.1
You shall be appointed to the post of Chief Operating Officer in the Corporation, and QKL Stores, Inc., a Delaware company that controls the Corporation through a series of contractual relationships, being responsible for its bottom line. Other  responsibilities will be spelt out in a Supplementary letter.

1.2	You will report to Mr. John Wang

1.3	You will be reimbursed for your air fare passage to Daqing to take up your employment as well as your return journey upon completion.

1.4	Your Reporting Officer shall explain your duties and requirements of work, but this will not preclude the Company from assigning or allotting any other duties or work to you from time to time.

2.	SALARY

Your shall be paid a fixed annual salary of USD191,352 / monthly USD15,946 less income taxes of 20.00% will be deducted and letter from company will testify of taxes being paid.

3.	ALLOWANCES

Housing and transportation will be furnished.

4.	BONUS

You may receive variable bonuses subject to outstanding performance at the discretion of Management.

5.	CONTRACT

Subject to clause 5 of this contract, your service with the Company shall commence 1 July 2010 and its duration shall be a thirty-six (36) month’s term. Your contract will expire on 30 June 2013. Extension and renewal of this contract is subject to mutual agreement by both parties.

6.	NOTICE OF TERMINATION

Either party may, without giving any reason, terminate this contract at any time during its currency thereof by giving three months’ notice in writing or by paying the relevant in lieu of notice.

7.	ANNUAL LEAVE

You shall be entitled to 21 days of paid annual leave each financial year.

The annual leave shall be taken in pursuit of your personal interest or activity.

If you have not completed twelve months’ of continuous service in any year, you shall be entitled to annual leave in proportion to the number of completed months of service in that year.

Annual leave shall normally be taken when earned, and in the year in which it falls due. Unused annual leave shall not be carried forward to the following term (that is, should the contract be extended / renewed or scheme of service be converted), and shall be forfeited

On the termination of service, you shall be paid only the earned annual leave not taken.

8.	CONFIDENTIALITY

You must not, either during the continuance of service hereunder and thereafter, except in the proper course of duty and required to do so, divulge any confidential information or any correspondence, accounts, information, connections, or dealings whatsoever to any third party or parties.

9.	LIMITATIONS

You must devote the whole of your time, attention and ability in discharging your duties and shall use your best endeavor to promote the interest of the Company. You shall also, not without the written consent, be concerned or interested directly or indirectly in any way in any business other than what of company or accept remuneration of any other employment or service whatsoever.

10. COMMUNICATION WITH EXTERNAL PARTY

You shall not engage in any communication, relating to the terms and condition for service, the company’s business and related matters, with media or external party or parties without prior approval or authorization.

11. GENERAL

This contract is subject to the relevant laws of China, and any other rules and regulations made thereunder, and to any other relevant terms and conditions of service, made or revised from time to time by the Company.

Yours sincerely

I accept the offer stated in the employment contract.

Employee:	Employer:

Alan Stewart	QKL Stores Inc.

Signature: /s/ Alan Stewart	By: /s/ Zhuangyi Wang
Name: Zhuangyi Wang
Title: Chief Executive Officer

Date: June 10, 2010	Date: June 10, 2010